[SALOMON SMITH BARNEY LOGO]

                                                                    212-876-6000

A Member of Travelers Group


The Board of Directors
Meditrust Corporation
Meditrust Operating Company
197 First Avenue
Needham Heights, Massachusetts 02194

Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Boards of Directors of Meditrust Corporation ("Meditrust") and Meditrust Operating Company ("Opco" and, together with Meditrust, the "Meditrust Companies") as Annex B to the Joint Proxy Statement/Prospectus of the Meditrust Companies and La Quinta Inns, Inc. ("La Quinta") relating to the proposed merger transaction involving the Meditrust Companies and La Quinta and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY-The Merger Opinions of Financial Advisors-Opinion of Financial Advisor to The Meditrust Companies" and "THE MERGER-Opinion of The Meditrust Companies' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             SMITH BARNEY INC.
                                             SALOMON BROTHERS INC

                                          By: /s/ SMITH BARNEY INC.
                                              ----------------------------------
                                                  Smith Barney Inc.

March 11, 1998